Form 51-102F3

MATERIAL CHANGE REPORT

Item 1

Name and Address of Company

Buffalo Gold Ltd. ("Buffalo" or the “Company”)
Suite 300, 1055 West Hastings Street
Vancouver, BC  V6E 2E9

Item 2

Date of Material Change

March 6, 2006

Item 3

News Release

The new Release dated March 8, 2006 was disseminated via CCN Matthew.

Item 4

Summary of Material Change

1.

Buffalo reports that its disinterested shareholders unanimously approved Buffalo’s agreement with Longview Capital Holdings Ltd. and Longview Capital Partners Limited (“Longview”) to acquire up to a 90% interest in the Mt. Kare Property in Papua New Guinea at its Special General meeting held March 6, 2006.

2.

Buffalo has signed the formal agreement to acquire all of the shares of Gold FX Limited.

Item 5

Full Description of Material Change

For a full description of the material change, please see Schedule "A"

Item 6

Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable.

Item 7

Omitted Information

Not applicable.

Item 8

Executive Officer

The following Senior Officer of the Company is available to answer questions regarding this report:

Damien Reynolds, Chairman of the Board at (604) 685-5492.

Item 9

Date of Report

Dated at Vancouver, BC, this 9th day of March 2006

BUFFALO GOLD LTD.

Per:

Damien Reynolds

_____________________________

Damien Reynolds,

Chairman of the Board of Directors

Schedule "A"

ACQUISITION UPDATE

Vancouver, B.C., March 8, 2006 – Buffalo Gold Ltd. (TSX-V: BUF.U) is pleased to announce that at Special General meeting held March 6, 2006, its disinterested shareholders unanimously approved Buffalo’s agreement with Longview Capital Holdings Ltd. and Longview Capital Partners Limited (“Longview”) to acquire up to a 90% interest in the Mt. Kare Property in Papua New Guinea.  Longview holds an option from Madison Minerals Inc. (“Madison”) to acquire up to a 100% interest of Madison’s 90% interest in the Mt. Kare Property.

In order to acquire its interest in the Mt. Kare Property, Buffalo will assume Longview’s obligations under its agreement with Madison as follows:

•

Buffalo will complete a preliminary feasibility study by January 4, 2007 and pay Madison, in cash or shares at Madison’s election, a total of CAD$500,000 by October 1, 2006 on a quarterly basis to acquire a 49% interest in Madison Enterprises (PNG) Ltd. (“Madison PNG”), a wholly-owned subsidiary of Madison that is the holder of the Mt. Kare Property

•

Buffalo will issue to Longview 17,000,000 common shares of Buffalo at a deemed price of USD$0.25 per share in exchange for all of the issued and outstanding shares of Longview upon Buffalo having acquired the initial 49% interest in Madison PNG from Madison and will pay Longview CAD$200,000 in blocks of CAD$50,000 on signing of the acquisition agreement, on regulatory approval and every three months thereafter until paid

•

Buffalo can acquire a further 2% interest (51% in the aggregate) by paying, in cash or shares at Buffalo’s election, a further CAD$500,000 on or before February 15, 2007

•

Buffalo can acquire a further 14% interest (65% in the aggregate) by completing a bankable final feasibility study by July 4, 2008 at the latest

•

After acquiring at least a 51% interest, Buffalo will have the right to acquire the balance of Madison’s interest based on an independent valuation of Madison’s remaining interest for cash or shares of Buffalo or a combination of both

•

If Buffalo elects not to acquire Madison’s remaining interest, Buffalo and Madison will enter into a joint venture for the further development of Mt. Kare.

Buffalo is presently carrying out its first phase of drilling at Mt. Kare that forms part of the preliminary feasibility study being carried out on the Western Roscoelite Zone  (“WRZ”) which, from previous work by Madison, appears to be the higher-grade portion of the overall Mt. Kare mineralisation.

Further to its news release of February 9, 2006, Buffalo is pleased to report that it has now signed the formal agreement to acquire all of the shares of Gold FX Limited, a private Australian junior resource company.  Gold FX Limited owns gold exploration properties in the Drummond Basin and Croydon Goldfields in Queensland and uranium exploration properties in the Georgetown area of Queensland and the Amadeus basin of Northern Territory.  Buffalo expects this acquisition to close by the end of March.

To find out more about Buffalo Gold Ltd. (TSX-V: BUF.U) please visit our website at www.buffalogold.ca

On behalf of the Board of Directors of

BUFFALO GOLD LTD.

     “Damien Reynolds”

_________________________________

Damien Reynolds,

Chairman of the Board of Directors

and Chief Executive Officer

For further information please contact: 604.685.5492 or toll free 1.888.685.5492

Julie Hajduk, Investor Relations

E-mail: julie@buffalogold.ca

THE TSX VENTURE EXCHANGE HAS NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ACCURACY OF THIS PRESS RELEASE